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EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion of our report dated June 17, 1998 (July 8, 1998 with respect to Note J[1] and July 17, 1998 with respect to the third paragraph of Note A), which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern, on the financial statements of Network-1 Security Solutions, Inc. as of December 31, 1997 and 1996 and for each of the years then ended, in its Registration Statement on Form SB-2 and to the reference to our firm under the caption "Experts" in the Prospectus.




/s/ Richard A. Eisner & Company, LLP
New York, New York
July 21, 1998